Exhibit 8.1

July 17, 2023

Prime Number Acquisition I Corp.

1129 Northern Blvd., Suite 404

Manhasset, NY, 11030

Ladies and Gentlemen:

We have acted as counsel to Prime Number Acquisition I Corp., a Delaware corporation (“PNAC”) that will enter into a business combination by and among Prime Number Holding Limited, an exempted company limited by shares incorporated under the laws of the Cayman Islands (“PubCo”), PNAC, Prime Number Merger Sub Inc., a Delaware corporation and a direct wholly-owned subsidiary of PubCo (“Merger Sub”), Prime Number New Sub Pte. Ltd., a Singapore private company limited by shares and a direct wholly-owned subsidiary of PubCo (“New SubCo”), NOCO-NOCO PTE. LTD., a Singapore private company limited by shares (“noco-noco”), and certain shareholders of noco-noco collectively holding a controlling interest (together with other shareholders of noco-noco subsequently joining the transactions, the “Sellers”) pursuant to the business combination agreement entered into by and among PNAC, noco-noco and certain other parties thereto dated December 29, 2022 (the “Business Combination Agreement”).

It is proposed that: (i) Merger Sub shall merge with and into PNAC, with PNAC as the surviving entity and becoming a wholly-owned subsidiary of PubCo (the “Merger”), (ii) New SubCo shall acquire all of the issued and outstanding shares of noco-noco from the Sellers, and in exchange, PubCo shall issue to the Sellers the ordinary shares of PubCo, with noco-noco becoming a subsidiary of New SubCo and an indirect subsidiary of PubCo (the “Share Exchange”, and together with the Merger and the other transactions contemplated by the Business Combination Agreement, the “Business Combination”). Upon the consummation of the Business Combination, each of PNAC and noco-noco would become a subsidiary of PubCo, and PNAC stockholders and the Sellers would receive ordinary shares, par value $0.0001 per share, of PubCo (“PubCo Ordinary Shares”) as consideration and become the shareholders of PubCo.

This opinion is being delivered in connection with the registration statement of PNAC on Form F-4, which was initially filed on May 17, 2023 with the U.S. Securities and Exchange Commission (“SEC”), as amended and supplemented through the date hereof (the “Registration Statement”). Capitalized terms not defined herein have the meanings set forth in the Business Combination Agreement. All section references, unless otherwise indicated, are to the U.S. Internal Revenue Code of 1986, as amended (the “Code”).

In preparing the opinion set forth below, we have examined and reviewed originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement; (ii) PubCo’s amended and restated memorandum and articles of association (the “Amended PubCo Charter”); (iii) the Business Combination Agreement; and (iv) such other documents, certificates and records as we have deemed necessary or appropriate as a basis for our opinion. In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, photostatic or electronic copies, and the authenticity of the originals of such latter documents.

In rendering our opinion, we have assumed, without any independent investigation or examination thereof, that (i) the Business Combination will be consummated in the manner described in the Registration Statement, and will be effective under applicable laws and (ii) the Registration Statement accurately and completely reflects the facts relating to the Business Combination. Our opinion assumes and is expressly conditioned on, among other things, the initial and continuing accuracy of the facts, information, covenants, representations and warranties set forth in the documents referred to above.

219 Menores Ave #2, Coral Gables, FL, 33134       giancarlo@messinamadridlaw.com       Tel. (917) 225-6827

Our opinion is based on the Code, Treasury regulations promulgated thereunder (the “Treasury Regulations”), judicial decisions, published positions of the Internal Revenue Service (the “IRS”), and such other authorities as we have considered relevant, all as in effect on the date of this opinion letter and all of which are subject to change or differing interpretations, possibly with retroactive effect. A change in the authorities upon which our opinion is based could affect the conclusions expressed herein. Moreover, there can be no assurance that positions contrary to our opinion will not be taken by the IRS or, if challenged, by a court.

Based upon and subject to the foregoing, and subject to the limitations and qualifications set forth herein and in the Registration Statement, we are of the opinion that (i) the Merger will qualify as a “reorganization” within the meaning of Section 368 of the Code and the Treasury Regulations thereunder, (ii) the Share Exchange, together with the Merger, will qualify as a transfer of property described in Section 351 of the Code and the Treasury Regulations thereunder, (iii) the Business Combination Agreement constitutes a “plan of reorganization” within the meaning of Sections 354, 361 and 368 of the Code and the Treasury Regulations thereunder and (iv) PubCo shall not be treated as a domestic corporation under Section 7874 of the Code and the Treasury Regulations promulgated thereunder. We further confirm that the discussion set forth in the Registration Statement under the heading “United States Federal Income Tax Considerations”, is our opinion insofar as such statements purport to describe matters of United States federal income tax law, and subject to the assumptions, qualifications, and limitations stated herein and therein.

Our opinion is not binding on the IRS or a court. The IRS may disagree with one or more of our conclusions, and a court may sustain the IRS’s position. Except as expressly set forth above, we express no other opinion with respect to any tax matter. This opinion has been prepared solely in connection with the Registration Statement and may not be relied upon for any other purpose without our prior written consent.

This opinion letter is being delivered prior to the consummation of the Business Combination and therefore is prospective and dependent on future events. Our opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments, any factual matters arising subsequent to the date hereof, or the impact of any information, document, certificate, record, statement, representation, covenant, or assumption relied upon herein that becomes incorrect or untrue.

In accordance with the requirements of Item 601(b)(23) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”), we hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the use of our name under the headings “United States Federal Income Tax Considerations” in the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” within the meaning of the Securities Act or the rules and regulations of the SEC or that this consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Very truly yours,

MESSINA MADRID LAW PA

By:	/s/ Giancarlo A. Messina
Giancarlo A. Messina,
Managing Partner

219 Menores Ave #2, Coral Gables, FL, 33134       giancarlo@messinamadridlaw.com       Tel. (917) 225-6827